Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into on the 29th day of March, 2007, by and between STATION CASINOS, INC., a Nevada corporation (the “Company”), and GLENN C. CHRISTENSON (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to render consulting services for the Company and its subsidiaries and affiliates; and

WHEREAS, the Consultant desires to be retained by the Company to render consulting services to the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Consultant (each individually a “Party” and together the “Parties”) agree as follows:

1.             Definitions.  In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1           “Affiliate” shall mean any Person controlling, controlled by or under common control with the Company.

1.2           “Competing Business” shall have the meaning set forth in the Separation Agreement.

1.3           “Confidential Information” shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans and practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information, accounting and financial data.  Confidential Information also includes information concerning the customers of the Company or any Affiliate, such as their identity, address, playing patterns and ratings or any other information kept by the Company or any Affiliate concerning its customers, whether or not reduced to documentary form.  Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Consultant.

1.4           “Employment Agreement” shall mean that Employment Agreement dated as of May 20, 2003, between the Company and the Consultant, as amended by that First Amendment to Employment Agreement dated July 14, 2004.

1.5           “Person” shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

1.6           “Restriction Period” shall have the meaning set forth in the Separation Agreement.

1.7           “Separation Agreement” shall mean that Separation Agreement and General Release dated as of March 29, 2007 between the Company and the Consultant.

2.             Term of Engagement.  The term of engagement (the “Term of Engagement”) shall commence on March 31, 2007 (the “Commencement Date”), and shall terminate upon the earlier of (a) the Closing Date (as defined in the Separation Agreement) and (b) the second anniversary of the Commencement Date, unless earlier terminated pursuant to Section 5 below; provided, however, that the Parties may elect to extend the Term of Engagement by mutual agreement.

3.             Consulting Services.  During the Term of Engagement, the Consultant shall provide a maximum of forty (40) hours of consulting services as reasonably requested by the Company (the “Consulting Services”) per month regarding business matters involving the Company.  The Consultant shall provide such Consulting Services to the Company by telephone and/or in person at the Company’s offices as reasonably requested by the Company.

4.             Fees and Expenses.  In consideration for providing the Consulting Services provided hereunder, the Company agrees to provide the Consultant with the following during the Term of Engagement:

4.1           Monthly Fee.  The Consultant shall be paid a monthly fee (the “Monthly Fee”) of Twenty Thousand and No/100 Dollars ($20,000.00).  The Monthly Fee shall be paid on or before the first (1st) day of each month during the Term of Engagement and shall be prorated for any partial month thereof.  If the services of the Consultant exceed forty (40) hours in any month, the Consultant will be compensated at the hourly rate of $500.00 per hour for such additional services.  As an independent contractor, the Consultant will be responsible for all taxes and the Company will not have any obligation to withhold taxes from the Monthly Fee.  The Consultant shall submit to the Company a monthly invoice, which will include, at a minimum, the following information:

(a)                                  a general description of the Consulting Services being performed;

(b)                                 a list of any expenses for which reimbursement is requested (together with appropriate evidence or receipts therefor).

4.2           Business Expense Reimbursement.  The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by it in performing the Consulting Services under this Agreement.  The Consultant shall submit monthly invoices to the Company for such expenses, which invoices shall include, at a minimum, the amount of each expense, a description of the purpose of the expense and appropriate backup or supporting documentation.

5.             Termination.  This Agreement and the Term of Engagement hereunder may be terminated by either Party for any or no reason upon thirty (30) days’ prior written notice to the other Party.  In the event of a termination by the Consultant, the Monthly Fees shall cease, and all unvested stock options and restricted stock held by the Consultant shall be forfeited.  In the event of a termination by the Company other than for “Cause” (as such term is defined in the Employment Agreement), all Monthly Fees shall continue to be paid, and all unvested stock options and restricted stock held by the Consultant shall continue to vest as provided in Section 3 of the Separation Agreement, on the same basis as if the Term of Engagement had continued until its scheduled expiration.

6.             Independent Contractor.  All services provided by the Consultant shall be performed by the Consultant directly and independently and not as an agent, employee or representative of the Company.  This Agreement is not intended to and does not constitute, create, or otherwise give rise to a joint venture, partnership or other type of business association or organization of any kind by or between the Company and the Consultant.  The rights and obligations of the Company and the Consultant under this Agreement shall be limited to the express provisions hereof.  Specifically, and without limitation, the Consultant has no power or authority to contract for, or bind, the Company in any manner, except as specifically authorized by the Chief Executive Officer of the Company.

7.             Indemnification.  The Company agrees that if the Consultant is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Indemnifiable Action”), arising out of or relating to the Consulting Services as a consultant under this Agreement, the Consultant shall be indemnified, defended and held harmless by the Company against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Consultant in connection therewith, except as otherwise prohibited by law and except to the extent that the Consultant was engaged in gross negligence or willful misconduct in the course of providing the Consulting Services.  The Consultant shall have the right to employ its own counsel in such Indemnifiable Action at the Consultant’s expense; and (ii) if (A) the retention of counsel by the Consultant has been previously authorized in writing by the Company, (B) the Company shall have reasonably concluded, based on the advice of independent legal counsel mutually selected by the Company and the Consultant, that there may be a conflict of interest between the Company and the Consultant in the conduct of any such defense, or (C) the Company shall not, in fact, have retained counsel to assume the defense of such Indemnifiable Action, the fees and expenses of the Consultant’s counsel shall be at the expense of the Company.  The Company shall not settle any action or claim that would impose any limitation or penalty on the Consultant without obtaining the Consultant’s prior written consent, which consent shall not be unreasonably withheld.  The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.             Covenants to Protect Confidential Information and Other Business Interests.

8.1           General.  The Parties understand and agree that the purpose of the restrictions contained in this Section 8 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions.

8.2           Confidential Information.  The Consultant shall not, during the Term of Engagement or anytime thereafter, without the prior written consent of the Company, divulge, disclose or make accessible any Confidential Information to any other Person except while rendering services to the Company or for the benefit of the Company or when required to do so by a court of competent jurisdiction.

8.3           Notes, Memoranda and Other Items.  Upon the termination of this Agreement or at such earlier time as the Company may request, the Consultant shall deliver to an appropriate officer of the Company all memoranda, diaries, notes, records, cost information, customer lists, marketing plans and strategies and any other documents relating or referring to any Confidential Information made available to the Consultant by the Company in the Consultant’s possession or control.

8.4           Non-assistance; Non-diversion.  In addition to the foregoing, the Consultant agrees and covenants that during the Restriction Period, the Consultant shall not, directly or indirectly, for itself or any third party, or alone or as a member of a partnership, or as an officer, director, shareholder or otherwise, engage in the following acts:

(a)                                  divert or attempt to divert any existing business of the Company or any Affiliate;

(b)                                 accept any position or affiliation with, or render any services on behalf of, any Competing Business; or

(c)                                  hire or retain any employee of the Company or any Affiliate to provide services for any other Person or induce, solicit, attempt to solicit, encourage, divert, cause or attempt to cause any employee or prospective employee of the Company or any Affiliate to (i) terminate and/or leave such employment, or (ii) accept employment with anyone other than the Company or an Affiliate.

8.5           Survival.  The Consultant agrees that the provisions of this Section 8 shall survive the expiration or sooner termination of this Agreement.

9.             Dispute Resolution.

9.1           Arbitrable Claims.  All disputes between the Parties arising out of or relating to this Agreement or any alleged breach thereof (“Arbitrable Claims”), shall be resolved by binding arbitration set as set forth in this Section 9.  Notwithstanding the foregoing, any claim for injunctive relief brought by the Company under Section 8 hereof shall not be considered an Arbitrable Claim.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS.

9.2           Procedure.  Arbitration of Arbitrable Claims shall be in accordance with the Commercial Rules of the American Arbitration Association, as amended, and as augmented in this Agreement.  Either Party may bring an action in any court of competent jurisdiction located in Clark County, Nevada, to enforce the provisions of Section 8 or to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither Party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim.  The initiating Party must file and serve an arbitration claim within sixty (60) days of learning the facts giving rise to the alleged claim.  All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.  The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement.  The Company shall pay all fees of the arbitrator and costs of the arbitration; provided, however, that each Party shall be responsible for paying its own legal fees.

9.3           Confidentiality.  All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any Person other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

10.           Compliance with Laws.  The Consultant shall fully comply with all applicable federal, state and local laws, rules and regulations in performing the Consulting Services hereunder.

11.           Cooperation.  The Parties agree to cooperate fully with each other in order to achieve the purposes of this Agreement and to take all actions not specifically described that may be required to carry out the purposes and intent of this Agreement.

12.           Notices.  All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:	Station Casinos, Inc.
10973 W. Summerlin Centre Drive
Las Vegas, Nevada 89135
Attention: Richard J. Haskins, Esq.

If to the Consultant:	Glenn C. Christenson

13.           Entire Agreement.  This Agreement and the Separation Agreement contain the entire agreement between the Parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the Parties with respect hereto.  No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.

14.           Assignability.  Neither Party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other Party other than an assignment to a successor of the Company; provided that such successor assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  The Parties acknowledge and agree that the provisions of this Section 14 were negotiated at arms’ length and that the Consultant received separate and adequate consideration in return for providing the Company the right to assign this Agreement.

15.           Amendment or Waiver.  No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by both Parties.  No waiver by one Party of any breach by the other Party of any condition or provision of this

Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

16.           Section 409A Compliance.  To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any of the compensation to be provided to the Consultant under this Agreement is determined by the Company to be in the nature of nonqualified deferred compensation, the Company and the Consultant hereby agree to take such actions as may be mutually agreed between the parties to ensure that such compensation complies with the applicable provisions of section 409A of the Code and the official guidance issued thereunder.

17.           Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18.           Construction.  The Parties agree that this Agreement is the product of negotiations between sophisticated parties, both of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, this Agreement shall be construed as if both parties prepared this Agreement, and any rules of construction to the contrary are hereby waived.

19.           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof.  In the event of any dispute or controversy arising out of or relating to this Agreement that is not an Arbitrable Claim, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any court of competent jurisdiction in Clark County, Nevada, to resolve such dispute or controversy.

20.           Headings.  The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“COMPANY”

STATION CASINOS, INC.

By:	/s/ Richard J. Haskins
Name:	Richard J. Haskins
Title:	Executive Vice President,
General Counsel & Secretary

“CONSULTANT”

/s/ Glenn C. Christenson
GLENN C. CHRISTENSON